NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2013 RESULTS

HIGHLIGHTS

•
As of September 30, 2013, sales of 147 of the 159 condominium units at the W Austin Hotel & Residences project had closed for $168.8 million (an average of $1.1 million per unit), including 3 units for $4.4 million (an average of $1.5 million per unit) in third-quarter 2013, compared with 11 units for $10.1 million (an average of $0.9 million per unit) in third-quarter 2012. In October 2013, Stratus sold one additional unit for $1.4 million and as of October 31, 2013, had one unit under contract.

•
Lot sales totaled 20 lots for $6.2 million in third-quarter 2013, compared with five lots for $2.0 million in third-quarter 2012. In October 2013, Stratus sold three lots for $1.0 million and as of October 31, 2013, had 8 lots under contract.

•
Revenue per available room at the W Austin Hotel was $226 during third-quarter 2013 and $251 for the first nine months of 2013, compared with $198 during third-quarter 2012 and $220 for the first nine months of 2012.

•
ACL Live hosted 39 events during third-quarter 2013 and 135 events for the first nine months of 2013, compared with 40 events during third-quarter 2012 and 139 events for the first nine months of 2012.

•
Construction of the final two buildings at Parkside Village is expected to be completed in May 2014 and as of September 30, 2013, occupancy of the completed 77,641 square feet was 95 percent. Of the remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities for the 4,500-square-foot building are ongoing.

•
On September 30, 2013, the joint venture between Stratus and Canyon-Johnson entered into a $100 million non-recourse loan with Bank of America (the BoA Loan) to refinance the W Austin Hotel & Residences project. The BoA Loan accrues interest at LIBOR plus 2.5 percent, which is expected to result in annual interest savings of $4 million.

•
Stratus' consolidated debt was $155.9 million and consolidated cash was $45.4 million at September 30, 2013, compared with consolidated debt of $137.0 million and consolidated cash of $12.8 million at December 31, 2012.

SUMMARY FINANCIAL RESULTS

	Three Months Ended			Nine Months Ended
	2013		2012	2013		2012
	(In Thousands, Except Per Share Amounts)
Revenues	$23,823		$39,871	$99,807		$86,740
Operating income	2,514		1,509	10,588		688
(Loss) income from continuing operations	(997)	[a]	(1,600)	3,801	[a,b]	(9,213)
Income from discontinued operations	—		—	—		4,805	[c]
Net (loss) income	(997)	[a]	(1,600)	3,801	[a,b]	(4,408)
Net (loss) income attributable to Stratus common stock	(40)	[a]	323	1,745	[a,b]	(1,532)

Diluted net (loss) income per share attributable to Stratus common stock:
Continuing operations	$—	[a]	$0.04	$0.22	[a,b]	$(0.80)
Discontinued operations	—		—	—		0.61	[c]
Diluted net (loss) income per share attributable to Stratus common stock	$—		$0.04	$0.22		$(0.19)
Diluted weighted average shares of common stock outstanding	8,057		8,095	8,118		7,923

a.
Includes a loss on early extinguishment of debt of $1.4 million, $0.17 per share, associated with the prepayment of the Beal Bank loan and income of $1.3 million, $0.16 per share, related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences.

b.	Includes income of $1.8 million, $0.22 per share, related to an insurance settlement resulting from claims associated with the balcony glass breakage incidents.

c.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard (including a gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

AUSTIN, TX, November 14, 2013 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of less than $0.1 million, less than $0.01 per share, for third-quarter 2013, compared with net income attributable to common stock of $0.3 million, $0.04 per share, for third-quarter 2012. For the first nine months of 2013, Stratus reported net income attributable to common stock of $1.7 million, $0.22 per share, compared with a net loss attributable to common stock of $1.5 million, $0.19 per share, for the first nine months of 2012. The results for the third quarter and first nine months of 2013 include a loss on early extinguishment of debt of $1.4 million associated with the prepayment of the Beal Bank Loan in connection with the recently completed $100 million refinancing with Bank of America and income of $1.3 million related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences. The first nine months of 2013 also included a gain of $1.5 million associated with the sale of a 16-acre tract of land at Lantana and income of $1.8 million related to an insurance settlement. Results for the third quarter and first nine months of 2012 include a gain of $4.3 million associated with the sale of eight undeveloped tracts at Lantana and the first nine months of 2012 also include a gain of $5.1 million related to the sale of the two office buildings at 7500 Rialto Boulevard.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The Austin real estate market is very strong, and our assets are performing well. Single family lots at Barton Creek are selling rapidly and we have begun development of a new phase of Amarra III to replenish our inventory of high-end residential home sites. We have completed permitting and are developing regional infrastructure in Section N at Barton Creek, which will enable us to commence construction of an initial phase of approximately 750 multi-family units. We are also underway with design and engineering of a 296 unit multi-family project at Circle C, and expect to commence construction as early as mid-2014. The retail components of our business are also performing very well. We are working with HEB Grocery Company on a number of grocery-anchored retail and mixed-use projects. The W Austin Hotel & Residences project continues to exceed our expectations, with hotel operations reflecting increased occupancy and room rates. We recently closed a $100 million re-finance of the W Austin Hotel & Residences project with Bank of America; the new loan, which resulted in an interest rate reduction and release of remaining residential condominiums from the loan collateral, enabled a significant return of capital to partners. In addition, we are also pursuing beneficial refinancing opportunities for our Circle C retail centers made possible by our business performance and the current interest rate environment.”

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences project in downtown Austin,Texas, through a joint venture with Canyon-Johnson Urban Fund II, L.P., at a cost of approximately $300 million. Delivery of condominium units commenced in January 2011. As of October 31, 2013, sales of 148 of the 159 condominium units had closed for $170.2 million and one of the remaining 11 units was under contract.

Revenue per available room at the W Austin Hotel was $226 during third-quarter 2013 and $251 for the first nine months of 2013, compared with $198 during third-quarter 2012 and $220 for the first nine months of 2012. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

The W Austin Hotel & Residences project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the home of Austin City Limits, a television program showcasing popular music legends. ACL Live hosted 39 events during third-quarter 2013 and 135 events during the first nine months of 2013, compared with 40 events during third-quarter 2012 and 139 events during the first nine months of 2012. ACL Live currently has booked events through September 2014.

The project has 39,328 square feet of leasable office space, including 9,000 square feet for Stratus' corporate office. As of September 30, 2013, occupancy for the office space was 64 percent and a lease has been signed for an additional 20 percent of the office space with leasing activities for the remaining office space ongoing. The project also has 18,362 square feet of leasable retail space, all of which is leased. As of September 30, 2013, occupancy for the retail space was 86 percent (with the lessee of the remaining retail space expected to take occupancy in early 2014).

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, an 89,641-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 7,500-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the final two buildings is expected to be completed in May 2014 and as of September 30, 2013, occupancy of the completed 77,641 square feet was 95 percent. Of the remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 4,500-square-foot building. Effective October 30, 2013, the maturity of the construction loan with Comerica Bank has been extended to December 31, 2013 and Stratus is currently pursuing refinancing of this loan.

Lantana. Lantana is a partially developed, mixed-use real estate development project. In August 2012, Stratus completed the sale of eight of the remaining eleven undeveloped commercial tracts of land for $15.8 million. These tracts, which totaled approximately 154 acres, have entitlements for approximately 1.1 million square feet of office space. During March 2013, Stratus sold a 16-acre tract for $2.1 million, which had entitlements for approximately 70,000 square feet of office space. As of September 30, 2013, Stratus had entitlements for approximately 485,000 square feet of office and retail use on the remaining 43 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus' existing entitlements.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' revenue from the Real Estate operations segment includes the following developed property sales (dollars in thousands):

	Three Months Ended September 30,
	2013		2012
	Units/Lots	Revenues	Units/Lots	Revenues
W Austin Hotel & Residences
Condominium Units	3	$4,360	11	$10,062

Barton Creek
Calera:
Verano Drive	18	5,603	3	1,014
Calera Drive	1	236	—	—
Amarra Drive:
Phase I Lots	1	350	—	—
Phase II Lots	—	—	2	953

Total Residential	23	$10,549	16	$12,029

	Nine Months Ended September 30,
	2013		2012
	Units/Lots	Revenues	Units/Lots	Revenues
W Austin Hotel & Residences
Condominium Units	29	$42,122	31	$27,238

Barton Creek
Calera:
Verano Drive	33	10,138	10	3,198
Calera Drive	5	1,135	1	240
Amarra:
Phase I Lots	2	650	2	745
Phase II Lots	1	600	2	953
Mirador Estate	1	405	1	375

Total Residential	71	$55,050	47	$32,749

The decrease in third-quarter 2013 developed units/lots sales revenues, compared with third-quarter 2012, primarily resulted from a decrease in the number of condominium units sold at the W Austin Hotel & Residences, partly offset by increased lot sales at Barton Creek. The increase in units/lots sales revenues for the first nine months of 2013, compared with the first nine months of 2012, primarily relates to higher average sales prices associated with larger units at the W Austin Hotel & Residences, as well as increased lot sales at Barton Creek. The inventory of condominium units has declined because of sales, leaving ten units available for sale at the W Austin Hotel & Residences project.

Revenue from the Hotel segment totaled $8.4 million for third-quarter 2013 and $28.4 million for the first nine months of 2013, compared with $7.6 million for third-quarter 2012 and $25.3 million for the first nine months of 2012. Hotel revenues reflect revenues for the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in third-quarter 2013 primarily reflects higher average room rates and food and beverage sales.

Revenue from the Entertainment segment totaled $3.3 million for third-quarter 2013 and $10.0 million for the first nine months of 2013, compared with $3.2 million for third-quarter 2012 and $9.3 million for the first nine months of 2012. Entertainment revenues include revenues for ACL Live and primarily includes ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the type of event.

Rental revenue from the Commercial Leasing segment totaled $1.5 million for third-quarter 2013 and $4.3 million for the first nine months of 2013, compared with $1.3 million for third-quarter 2012 and $3.6 million for the first nine months of 2012. The increase in rental revenue in the 2013 periods primarily reflects increased occupancy of the office and retail space at the W Austin Hotel & Residences project and the Parkside Village project.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and/or sale of commercial, hotel, entertainment, multi- and single-family residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas, area.
____________________________
CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses certain of its expectations regarding future operational and financial performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding future events related to financing and regulatory matters, expectations regarding performance of financial obligations, anticipated development plans and sales of land, units and lots, projected timeframes for development, construction and completion of Stratus' projects, projected capital expenditures, liquidity and capital resources, anticipated results of Stratus' business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by Stratus, the availability of financing, increases in interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for Stratus' developments or their failure to satisfy their purchase commitments, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under “Risk Factors” in Item 1A. of Stratus' Annual Report on Form 10-K for the year ended December 31, 2012.
Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are likely to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.
A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013		2012	2013		2012
Revenues:
Real estate	$10,810		$27,960	$57,715		$49,047
Hotel	8,312		7,567	28,207		25,191
Entertainment venue	3,310		3,155	9,942		9,258
Rental	1,391		1,189	3,943		3,244
Total revenues	23,823		39,871	99,807		86,740
Cost of sales:
Real estate	6,942	[a]	24,440	46,727	[a]	45,278
Hotel	6,893		6,377	21,705		19,809
Entertainment venue	3,000		2,798	8,435		7,592
Rental	644		561	1,991		1,576
Depreciation	2,252		2,644	6,790		6,927
Total cost of sales	19,731		36,820	85,648		81,182
Insurance settlement	—		—	(1,785)		—
General and administrative expenses	1,578		1,542	5,356		4,870
Total costs and expenses	21,309		38,362	89,219		86,052
Operating income	2,514		1,509	10,588		688
Interest expense, net	(1,833)		(2,835)	(6,140)		(9,443)
Loss on early extinguishment of debt	(1,379)		—	(1,379)		—
Other income, net	7		11	1,352	[b]	51
(Loss) income from continuing operations before income taxes and equity in unconsolidated affiliates' (loss) income	(691)		(1,315)	4,421		(8,704)
Equity in unconsolidated affiliates' (loss) income	(114)		(61)	(3)		14
Provision for income taxes	(192)		(224)	(617)		(523)
(Loss) income from continuing operations	(997)		(1,600)	3,801		(9,213)
Income from discontinued operations	—		—	—		4,805	[c]
Net (loss) income and total comprehensive (loss) income	(997)		(1,600)	3,801		(4,408)
Net loss (income) and total comprehensive loss (income) attributable to noncontrolling interest in subsidiaries	957		1,923	(2,056)		2,876
Net (loss) income and total comprehensive (loss) income attributable to Stratus common stock	$(40)		$323	$1,745		$(1,532)

Basic and diluted net (loss) income per share attributable to Stratus common stock:
Continuing operations	$—		$0.04	$0.22		$(0.80)
Discontinued operations	—		—	—		0.61	[c]
Basic and diluted net (loss) income per share attributable to Stratus common stock	$—		$0.04	$0.22		$(0.19)

Weighted-average shares of common stock outstanding:
Basic	8,057		8,095	8,087		7,923
Diluted	8,057		8,095	8,118		7,923

a.	Includes a credit of $1.3 million related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences.

b.	Includes $0.7 million of interest collected in connection with a municipal utility district reimbursement and $0.5 million for a gain on recovery of land previously sold.

c.	Includes the results of 7500 Rialto (including a first-quarter 2012 gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2013		December 31, 2012
ASSETS
Cash and cash equivalents	$45,438	[a]	$12,784
Restricted cash	9,345		17,657
Real estate held for sale	23,229		60,244
Real estate under development	52,943		31,596
Land available for development	41,510		49,569
Real estate held for investment	183,407		189,331
Investment in unconsolidated affiliates	4,500		3,402
Other assets	16,036		14,545
Total assets	$376,408		$379,128

LIABILITIES AND EQUITY
Accounts payable	$5,709		$13,845
Accrued liabilities	7,037		8,605
Deposits	3,379		2,073
Debt	155,850		137,035
Other liabilities and deferred gain	10,449		8,675
Total liabilities	182,424		170,233

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		90
Capital in excess of par value of common stock	203,621		203,298
Accumulated deficit	(61,564)		(63,309)
Common stock held in treasury	(19,301)		(18,392)
Total Stratus stockholders' equity	122,847		121,687
Noncontrolling interests in subsidiaries[b]	71,137		87,208
Total equity	193,984		208,895
Total liabilities and equity	$376,408		$379,128

a.	Includes $1.3 million available to Stratus, $1.4 million available to the Parkside Village project and $42.7 million available to the W Austin Hotel & Residences project.

b.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2013	2012
Cash flow from operating activities:
Net income (loss)	$3,801	$(4,408)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,790	6,922
Cost of real estate sold	37,341	35,643
Loss on early extinguishment of debt	1,379	—
Gain on sale of 7500 Rialto	—	(5,146)
Stock-based compensation	245	198
Equity in unconsolidated affiliates' loss (income)	3	(14)
Deposits	1,306	1,029
Purchases and development of real estate properties	(14,054)	(8,446)
Recovery of land previously sold	(485)	—
Municipal utility districts reimbursement	208	—
Decrease (increase) in other assets	7,991	(5,689)
Increase (decrease) in accounts payable, accrued liabilities and other	2,340	(4,499)
Net cash provided by operating activities	46,865	15,590

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(677)	(3,413)
Entertainment venue	(299)	(170)
Hotel	(15)	(3)
Proceeds from sale of 7500 Rialto	—	5,697
Investment in unconsolidated affiliates	(1,100)	(185)
Net cash (used in) provided by investing activities	(2,091)	1,926

Cash flow from financing activities:
Borrowings from credit facility	18,000	22,500
Payments on credit facility	(32,924)	(29,554)
Borrowings from project and term loans	101,577	10,532
Payments on project and term loans	(68,511)	(17,436)
Noncontrolling interests (distributions) contributions	(28,026)	341
Common stock issuance	—	4,817
Repurchase of treasury stock	(820)	—
Net payments for stock-based awards	(10)	(19)
Financing costs	(1,406)	—
Net cash used in financing activities	(12,120)	(8,819)
Net increase in cash and cash equivalents	32,654	8,697
Cash and cash equivalents at beginning of year	12,784	8,085
Cash and cash equivalents at end of period	$45,438	$16,782

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the new home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. In February 2012, Stratus sold the two office buildings at 7500 Rialto Boulevard (7500 Rialto). Accordingly, the operating results for 7500 Rialto are not included in the tables below (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended September 30, 2013:
Revenues:
Unaffiliated customers	$10,810	$8,312	$3,310	$1,391	$—	$23,823
Intersegment	9	59	37	121	(226)	—
Cost of sales, excluding depreciation	6,954	6,893	3,035	666	(69)	17,479
Depreciation	58	1,501	309	421	(37)	2,252
General and administrative expenses	1,362	68	27	273	(152)	1,578
Operating income (loss)	$2,445	$(91)	$(24)	$152	$32	$2,514
Capital expenditures	$5,326	$12	$180	$167	$—	$5,685
Total assets at September 30, 2013	170,243	116,959	48,217	46,913	(5,924)	376,408

Three Months Ended September 30, 2012:
Revenues:
Unaffiliated customers	$27,960	$7,567	$3,155	$1,189	$—	$39,871
Intersegment	18	48	17	156	(239)	—
Cost of sales, excluding depreciation	24,460	6,377	2,830	580	(71)	34,176
Depreciation	65	1,855	351	405	(32)	2,644
General and administrative expenses	1,290	64	27	323	(162)	1,542
Operating income (loss)	$2,163	$(681)	$(36)	$37	$26	$1,509
Capital expenditures	$1,875	$3	$6	$607	$—	$2,491
Total assets at September 30, 2012	181,753	120,560	43,436	47,687	(7,749)	385,687

IV

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Nine Months Ended September 30, 2013:
Revenues:
Unaffiliated customers	$57,715	$28,207	$9,942	$3,943	$—	$99,807
Intersegment	49	191	60	402	(702)	—
Cost of sales, excluding depreciation	46,795	21,705	8,524	2,053	(219)	78,858
Depreciation	181	4,536	926	1,258	(111)	6,790
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	4,526	258	101	900	(429)	5,356
Operating income	$8,047	$1,899	$451	$134	$57	$10,588
Capital expenditures	$14,054	$15	$299	$677	$—	$15,045

Nine Months Ended September 30, 2012:
Revenues:
Unaffiliated customers	$49,047	$25,191	$9,258	$3,244	$—	$86,740
Intersegment	36	146	46	382	(610)	—
Cost of sales, excluding depreciation	45,343	19,809	7,674	1,621	(192)	74,255
Depreciation	215	4,745	961	1,109	(103)	6,927
General and administrative expenses	3,967	227	83	999	(406)	4,870
Operating (loss) income	$(442)	$556	$586	$(103)	$91	$688
Income from discontinued operations	$—	$—	$—	$4,805	$—	$4,805
Capital expenditures	8,446	3	170	3,413	—	12,032

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

V